Exhibit 99.1

FOR IMMEDIATE RELEASE

MAY 5, 2014

Contact:                                                Jill McMillan, Director, Communications and Investor Relations

Phone: (214) 721-9271

Jill.McMillan@enlink.com

ENLINK MIDSTREAM ANNOUNCES APPOINTMENT OF

BRAD B. ILES TO SENIOR VICE PRESIDENT OF BUSINESS DEVELOPMENT

DALLAS, May 5, 2014 — EnLink Midstream, LLC (NYSE: ENLC) (the General Partner) and EnLink Midstream Partners, LP (NYSE: ENLK) (the Master Limited Partnership) today announced that Brad B. Iles has been promoted to Senior Vice President of Business Development, effective immediately. In his new role, Iles will partner with EnLink Midstream’s Gas and Liquids Business Unit leadership teams to identify and execute development projects that support EnLink Midstream’s overall growth strategy.

“Brad played a vital role in the development and execution of growth opportunities at Crosstex Energy, and we are pleased that he will continue to lead our business development efforts at EnLink in his expanded role,” said Barry E. Davis, EnLink Midstream President and Chief Executive Officer. “Through Brad’s leadership, EnLink Midstream is well positioned to execute on our plan to enhance our existing asset base and provide a solid foundation for strong, sustainable growth over the near and long-term.”

During his 10-year tenure at EnLink Midstream and Crosstex Energy, Iles has managed various functional departments including corporate development, business development and engineering. Most recently, Iles served as Vice President of Business Development for the Gas Gathering, Processing and Transmission business at Crosstex, where his team was responsible for development of the recently announced Bearkat gathering and processing project in West Texas.  He began his career at Crosstex Energy as a Project Engineer in 2004. Iles is a graduate of Texas A&M University, earning a Bachelor of Science degree in chemical engineering.

About EnLink Midstream

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 7,300 miles of gathering and transportation pipelines, 12 processing plants with 3.3 billion cubic feet per day of net processing capacity, six fractionators with 180,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink companies can be found at www.enlink.com.

###